Exhibit 99.3

UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL STATEMENTS

On July 21, 2022, Silverback Therapeutics, Inc. (“Silverback”) entered into an agreement and plan of merger and reorganization (the “Merger Agreement”) with ARS Pharmaceuticals, Inc. (“ARS Pharma”) and Sabre Merger Sub, Inc. a Delaware corporation and wholly owned subsidiary of Silverback (“Merger Sub”). On November 11, 2022, Merger Sub merged with and into ARS Pharma, with ARS Pharma surviving the merger as a wholly owned subsidiary of Silverback (the “Merger”). The Merger is intended to qualify as a tax-free reorganization for U.S. federal income tax purposes.

At the effective time of the Merger (the “Effective Time”): (i) each share of ARS Pharma common stock (“ARS Pharma Common Stock”) outstanding immediately prior to the Effective Time and after giving effect to the automatic conversion of all shares of preferred stock of ARS Pharma into shares of ARS Pharma Common Stock immediately prior to the Effective Time (the “Preferred Stock Conversion”), excluding any shares held by ARS Pharma or Silverback or any of their respective subsidiaries and any dissenting shares, was automatically converted solely into the right to receive a number of shares of Silverback’s common stock (“Silverback Common Stock”) equal to the an exchange ratio (as calculated in accordance with the Merger Agreement, the “Exchange Ratio”), with any fractional shares rounded up to the nearest whole share of Silverback Common Stock; (ii) each option to purchase shares of ARS Pharma capital stock (each, an “ARS Pharma Option”) that was outstanding and unexercised immediately prior to the Effective Time under ARS’s 2018 Equity Incentive Plan (the “ARS 2018 Plan”), whether or not vested, was converted into and became an option to purchase Silverback Common Stock, and Silverback assumed the ARS 2018 Plan and each such ARS Pharma Option in accordance with the terms of the ARS 2018 Plan and the terms of the stock option agreement by which such ARS Pharma Option is evidenced; and (iii) each warrant to purchase shares of ARS Pharma capital stock (each, an “ARS Pharma Warrant”) that was outstanding and unexercised immediately prior to the Effective Time and after giving effect to the Preferred Stock Conversion, was converted into and became a warrant to purchase Silverback Common Stock, and Silverback assumed each ARS Pharma Warrant in accordance with its terms.

The equity holders of Silverback immediately prior to the Effective Time owned 38% of the aggregate number of outstanding shares of Silverback Common Stock immediately after the Effective Time, and the equity holders of ARS Pharma immediately prior to the Effective Time owned 62% of the aggregate number of outstanding shares of Silverback Common Stock immediately after the Effective Time, in each case, on a fully-diluted basis using the treasury stock method and excluding out-of-the-money options of Silverback.

The following unaudited pro forma condensed combined financial information gives effect to the Merger, which has been accounted for as a reverse recapitalization under U.S. generally accepted accounting principles (“GAAP”). ARS Pharma is considered the accounting acquirer for financial reporting purposes. This determination is based on the facts that, immediately following the Merger: (i) ARS Pharma stockholders own a substantial majority of the voting rights of the combined organization; (ii) ARS Pharma has designated a majority (eight of eleven) of the initial members of the board of directors of the combined organization; and (iii) ARS Pharma’s senior management holds all key positions in senior management of the combined organization. The transaction was accounted for as a reverse recapitalization of Silverback by ARS Pharma because on the effective date of the Merger, the pre-combination assets of Silverback were primarily cash and other non-operating assets. ARS Pharma concluded that the in-process research and development assets that remained as of the combination were de-minimis when compared to the cash and investments obtained through the transaction.

As a result of ARS Pharma being treated as the accounting acquirer, ARS Pharma’s assets and liabilities were recorded at their pre-combination carrying amounts. Silverback’s assets and liabilities were measured and recognized at their fair values as of the effective date of the Merger, and combined with the assets, liabilities, and results of operations of ARS Pharma after the consummation of the Merger. As a result, upon consummation of the Merger, the historical financial statements of ARS Pharma became the historical consolidated financial statements of the combined company.

The unaudited pro forma condensed combined balance sheet data assumes that the Merger took place on September 30, 2022 and combines the historical balance sheets of Silverback and ARS Pharma as of such date. The unaudited pro forma condensed combined statements of operations and comprehensive loss for the nine-month period ended September 30, 2022 and for the year ended December 31, 2021 assumes that the Merger took place as of January 1, 2021 and combines the historical results of Silverback and ARS Pharma for the period then ended. The unaudited pro forma condensed combined financial information was prepared pursuant to the rules and regulations of Article 11 of SEC Regulation S-X.

The unaudited pro forma condensed combined financial information is provided for illustrative purposes only, does not necessarily reflect what the actual consolidated results of operations would have been had the acquisition occurred on the dates assumed and may not be useful in predicting the future consolidated results of operations or financial position. The unaudited pro forma condensed combined financial information is based on the assumptions and adjustments that are described in the accompanying notes.

The unaudited pro forma condensed combined financial information does not give effect to the potential impact of current financial conditions, regulatory matters, operating efficiencies or other savings or expenses that may be associated with the integration of the two companies. The actual results reported in periods following the Merger may differ significantly from those reflected in the unaudited pro forma condensed combined financial information presented herein for a number of reasons, including, but not limited to, differences in the assumptions used to prepare this pro forma financial information.

The unaudited pro forma condensed combined financial information, including the notes thereto, should be read in conjunction with the separate historical financial statements of Silverback and ARS Pharma, and their respective management’s discussion and analysis of financial condition and results of operations.

Unaudited Condensed Combined Pro Forma Balance Sheets

As of September 30, 2022

(In thousands)

	Silverback	ARS	Transaction		Pro
	Therapeutics	Pharmaceuticals	Accounting		Forma
	Inc.	Inc.	Adjustments	Notes	Combined
Assets
Current assets:
Cash and cash equivalents	$203,224	$37,322	$—		$240,546
Short-term investments	63,400	—	—		63,400
Prepaid expenses and other current assets	4,175	989	—		5,164
Deferred transaction costs	—	784	(784)	A	—

Total current assets	270,799	39,095	(784)		309,110
Long-term investments	—	—	—		—
Other non-current assets	265	637	—		902

Total assets	$271,064	$39,732	$(784)		$310,012

Liabilities and stockholders’ equity
Current liabilities:
Deferred revenue	$—	$283	$—		$283
Note payable	—	3,522	—		3,522
Other current liabilities	3,990	4,525	14,663	A,B,C	23,178

Total current liabilities	3,990	8,330	14,663		26,983
Deferred revenue, net of current portion	—	2,854	—		2,854

Note payable, net of current portion	—	2,284	—		2,284

Other non-current liabilities	—	380	—		380

Total liabilities	3,990	13,848	14,663		32,501

Convertible preferred stock and stockholders’ equity (deficit):
Convertible preferred stock	—	76,039	(76,039)	D	—
Stockholders’ equity (deficit):
Common stock	4	260	(255)	D,F	9
Additional paid-in capital	516,829	12,094	(178,516)	G	350,407
Accumulated other comprehensive loss	(1,623)	—	1,623	F	—
Accumulated deficit	(248,136)	(62,509)	237,740	H	(72,905)

Total stockholders’ equity (deficit)	267,074	(50,155)	(15,447)		277,511

Total liabilities and stockholders’ equity (deficit)	$271,064	$39,732	$(784)		$310,012

Unaudited Pro Forma Condensed Combined Statement of Operations and Comprehensive Loss

For the Nine Month Period Ended September 30, 2022

(In thousands, except share and per share data)

	Silverback	ARS	Transaction		Pro
	Therapeutics	Pharmaceuticals	Accounting		Forma
	Inc.	Inc.	Adjustments	Notes	Combined
Revenue from collaboration agreements	$—	$1,316	$—		$1,316
Operating expenses:
Research and development	37,505	13,666	—		51,171
General and administrative	25,610	7,723	—		33,333
Gain on lease remeasurement	(774)	—	—		(774)
Loss on sale of fixed assets	1,094	—	—		1,094

Total operating expenses	63,435	21,389	—		84,824

Loss from operations	(63,435)	(20,073)	—		(83,508)
Interest income (expense)	1,511	(180)	—		1,331

Net loss	(61,924)	(20,253)	—		(82,177)

Unrealized loss on available-for-sale securities	(1,297)	—	—		(1,297)

Comprehensive loss	$(63,221)	$(20,253)	$—		$(83,474)

Net loss per share, basic and diluted	$(1.76)	$(0.78)	$—		$(0.88)

Weighted-average shares used in computing net loss per share, basic and diluted	35,248,690	25,872,337	31,989,718	I	93,110,745

Unaudited Pro Forma Condensed Combined Statement of Operations and Comprehensive Loss

For the Year Ended December 31, 2021

(In thousands, except share and per share data)

	Silverback	ARS	Transaction		Pro
	Therapeutics	Pharmaceuticals	Accounting		Forma
	Inc.	Inc.	Adjustments	Notes	Combined
Revenue from collaboration agreements	$—	$5,506	$—		$5,506
Operating expenses:
Research and development	61,501	20,273	4,249	C,E	86,023
General and administrative	28,083	4,687	6,146	C,E	38,916

Total operating expenses	89,584	24,960	10,396		124,940

Loss from operations	(89,584)	(19,454)	(10,396)		(119,434)
Interest income (expense), net	106	(789)	—		(683)

Net loss	(89,478)	(20,243)	(10,396)		(120,117)

Unrealized loss on available-for-sale securities	(326)	—	—		(326)

Comprehensive loss	$(89,804)	$(20,243)	$(10,396)		$(120,443)

Net loss per share, basic and diluted	$(2.56)	$(0.83)	$—		$(1.31)

Weighted-average shares used in computing net loss per share attributable to common stockholders, basic and diluted	34,926,403	24,428,673	32,049,403	I	91,404,479

NOTES TO THE UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL INFORMATION

1.	Description of the Transaction

ARS Pharma, Silverback, and Merger Sub have entered into the Merger Agreement, pursuant to which Merger Sub, a wholly owned subsidiary of Silverback, merged with and into ARS Pharma, with ARS Pharma surviving as the surviving company. As a result of the Merger, ARS Pharma is a wholly owned subsidiary of Silverback. Upon the Effective Time, all shares of ARS Common Stock outstanding immediately prior to the Effective Time, after giving effect to the Preferred Stock Conversion, were converted into the right to receive approximately 57,229,022 shares of Silverback’s Common Stock in the aggregate, based on an Exchange Ratio of 1.1819. Silverback assumed the outstanding and unexercised ARS Pharma Options, and in connection with the Merger they were converted into options to purchase shares of Silverback Common Stock based on the Exchange Ratio.

As a result of the Merger, holders of ARS Pharma Common Stock (after giving effect to the Preferred Stock Conversion), ARS Pharma Options and ARS Pharma Warrants immediately prior to the Effective Time, own, or hold rights to acquire, in the aggregate approximately 62% of the fully-diluted Silverback Common Stock and Silverback’s stockholders, option holders, restricted stock unit holders and warrant holders immediately prior to the Effective Time, own, or hold rights to acquire, in the aggregate approximately 38% of the fully-diluted Silverback Common Stock following the Effective Time, in each case, using the treasury stock method and excluding out-of-the-money options of Silverback. In connection with the Merger, Silverback changed its corporate ticker symbol to “SPRY”.

The aggregate value of the consideration paid by ARS Pharma in the Merger was $242.1 million. The fair value of consideration transferred is based on the number of shares of Silverback Common Stock stockholders owned upon consummation of the Merger, multiplied by the closing price of Silverback Common Stock on the effective date of November 8, 2022. The fair value of consideration transferred is not indicative of the combined entities enterprise value upon consummation of the Merger.

2.	Basis of Pro Forma Presentation

The unaudited pro forma condensed combined financial information has been prepared in accordance with SEC Regulation S-X Article 11 (“Article 11”). The unaudited pro forma condensed combined statements of operations and comprehensive loss for the nine-month period ended September 30, 2022 and for the year ended December 31, 2021, give effect to the Merger as if it had been consummated on January 1, 2021.

The unaudited pro forma condensed combined balance sheet as of September 30, 2022 gives effect to the Merger and combines the historical balance sheets of Silverback and ARS Pharma as of such date. Based on ARS Pharma’s review of ARS Pharma’s and Silverback’s summary of significant accounting policies and discussions between management teams of ARS Pharma and Silverback, the nature and amount of any adjustments to the historical financial statements of Silverback to conform its accounting policies to those of ARS Pharma are not expected to be material.

For accounting purposes, ARS Pharma is considered to be the acquiring company and the Merger was accounted for as a reverse recapitalization of Silverback by ARS Pharma because on the Merger date, the pre-combination assets of Silverback were primarily cash and other non-operating assets.

For purposes of these pro forma financial statements, the purchase price consideration consists of the following:

Amount
Number of shares of the combined company to be owned by Silverback’s stockholders (i)	38,359,504
Multiplied by the fair value per share of Silverback’s common stock (ii)	5.87

Total (in thousands)	$225,170
Fair value of assumed Silverback equity awards based on pre-combination service (in thousands) (iii)	16,914

Total purchase price (in thousands)	$242,084

(i)

Reflects the number of shares of common stock of the combined company that Silverback equity holders owned as of the Closing pursuant to the Merger Agreement. This amount is calculated, for purposes of this unaudited pro forma condensed combined financial information, based on shares of Silverback Common Stock outstanding as of November 8, 2022, and contemplation of options that were net exercised using the treasury stock method, and reflects the acceleration and forfeiture of equity awards as a result of Closing and as a result of terminations prior to and at the closing of the Merger.

(ii)	Reflects the price per share of Silverback Common Stock, which is the closing trading price of Silverback Common Stock outstanding as of November 8, 2022.
(iii)	Reflects the acquisition date fair value of the assumed Silverback’s equity awards attributable to pre-combination service.

Under reverse recapitalization accounting, the assets and liabilities of Silverback were recorded, as of the completion of the Merger, at their fair value. The difference between the consideration transferred and the fair value of the net assets of Silverback following determination of the actual purchase consideration for Silverback was reflected as an adjustment to additional paid-in capital. Consequently, under reverse recapitalization accounting, the subsequent financial statements of ARS Pharma reflect the operations of the acquirer for accounting purposes together with a deemed issuance of shares, equivalent to the shares held by the former stockholders of the legal acquirer and a recapitalization of the equity of the accounting acquirer. The accompanying unaudited proforma condensed combined financial information is derived from the historical financial statements of Silverback and ARS Pharma and include adjustments to give pro forma effect to reflect the accounting for the transaction in accordance with GAAP. The historical financial statements of ARS Pharma became the historical financial statements of the combined company.

ARS Pharma and Silverback may incur significant costs associated with integrating the operations of ARS Pharma and Silverback after the Merger. The unaudited pro forma condensed combined financial information does not reflect the costs of any integration activities or benefits that may result from the realization of future cost savings from operating efficiencies expected to result from the Merger.

3.	Shares of Silverback Common Stock Issued to ARS Pharma Stockholders upon Closing of the Merger

Prior to the Merger, all outstanding shares of ARS Pharma preferred stock (“ARS Pharma Preferred Stock”) were converted into ARS Pharma Common Stock, which were exchanged for shares of Silverback Common Stock based on the Exchange Ratio determined in accordance with the Merger Agreement. The Exchange Ratio for purposes of the unaudited pro forma condensed combined financial information was derived on a fully-diluted basis as of November 8, 2022 using a stipulated value of ARS Pharma of approximately $435.0 million and of Silverback of approximately $255.0 million. The number of shares of Silverback Common Stock that Silverback issued to ARS Pharma’s stockholders (including rounding up for fractional shares in accordance with the Merger Agreement) is determined as follows:

Shares of ARS Pharma Common Stock	26,021,763
Shares of ARS Pharma Preferred Stock	22,399,435

48,421,198

Exchange Ratio	1.1819

Shares of Silverback common stock issued to ARS Pharma stockholders upon Closing	57,229,022

4.	Adjustments to Unaudited Pro Forma Condensed Combined Financial Statements

Adjustments included in the column under the heading “Transaction Accounting Adjustments” are primarily based on information contained within the Merger agreement.

Given ARS Pharma’s history of net losses and valuation allowance, management assumed a statutory tax rate of 0%. Therefore, the pro forma adjustments to the condensed combined statements of operations and comprehensive loss resulted in no additional income tax adjustment to the pro forma financials.

The unaudited pro forma adjustments included in the unaudited pro forma condensed combined financial information are as follows:

A.

To reflect transaction costs that were incurred by ARS Pharma of $2.1 million in connection with the Merger, such as legal fees, accounting expenses and consulting fees, as either a decrease in deferred transaction costs for the $0.8 million incurred prior to September 30, 2022 or an increase in accrued liabilities for the $1.3 million incurred subsequent to September 30, 2022 and a reduction of the total $2.1 million to additional paid-in capital in the unaudited pro forma condensed combined balance sheet. As the Merger was accounted for as a reverse recapitalization equivalent to the issuance of equity for the net assets, primarily cash and investments, of Silverback, these direct and incremental costs are treated as a reduction of the net proceeds received within additional paid-in capital.

B.

To reflect transaction costs that were incurred by Silverback of $6.1 million in connection with the Merger, such as adviser fees, legal, and directors and officers liability insurance expenses, as an increase in accrued liabilities and accumulated deficit in the unaudited pro forma condensed combined balance sheet.

C.

Compensation expense of $7.3 million related to severance, retention and transaction bonuses resulting from employment agreements entered into by Silverback in contemplation of the Merger is reflected as an increase to accumulated deficit and accrued liabilities in the unaudited pro forma condensed combined balance sheet. In the unaudited pro forma condensed combined statement of operations and comprehensive loss for the year ended December 31, 2021, $3.1 million and $4.2 million is reflected as research and development and general and administrative expense, respectively.

D.

Reclassification of $76,263, representing $76,039 of preferred stock and $224 of par relating to common stock, to reflect the conversion of 22,399,435 shares of ARS Pharma Preferred Stock into shares of ARS Pharma Common Stock immediately prior to the Merger and the exchange of outstanding ARS Pharma Common Stock, including converted ARS Pharma Preferred Stock, into 57,229,022 shares of Silverback Common Stock based on the Exchange Ratio, ignoring rounding of fractional shares for purposes of these pro forma condensed combined financial information. The par value of ARS Pharma Common Stock is $0.01 while the par value of Silverback Common Stock is $0.0001, leading to an adjustment to decrease common stock par value and increase additional paid-in capital of $0.5 million.

E.

To reflect (1) $16.9 million of consideration transferred related to the pre-combination service of replacement awards and (2) the post-combination stock-based compensation expense of $3.1 million as an increase in additional paid-in capital and accumulated deficit related to the acceleration of vesting upon the change of control and termination of employment for certain awards and the modification of certain awards extending the exercise period from 3 months to 12 months. In the unaudited pro forma condensed combined statement of operations and comprehensive loss for the year ended December 31, 2021, $1.2 million and $2.0 million is reflected as research and development and general and administrative expense, respectively.

F.	To reflect the elimination of Silverback’s historical net equity, which represents the net assets acquired in the reverse recapitalization (in thousands):

Amount
Pre-combination Silverback additional paid-in capital:
Pre-combination stock-based compensation expense (Note E)	(16,914)
Historical Silverback additional paid-in capital	(516,829)

Total pre-combination Silverback additional paid-in capital	(533,743)
Pre-combination Silverback accumulated deficit:
Silverback transaction costs (Note B)	6,076
Historical Silverback accumulated deficit	248,136

Total pre-combination Silverback accumulated deficit	254,212
Silverback common stock	(4)
Silverback accumulated other comprehensive loss	1,623

Total adjustment to historical equity (net assets of Silverback)	$(277,912)

G.	The pro forma adjustments recorded to additional paid-in capital as noted above, include (in thousands):

Amount
Elimination of pre-combination Silverback additional paid-in capital (Note F)	(533,743)
Record purchase of Silverback historical net assets (Note F)	277,912
Transaction costs of ARS Pharma (Note A)	(2,105)
Conversion of ARS Pharma Preferred Stock into ARS Pharma Common Stock (Note D)	76,290
Recognition of accelerated post-combination stock compensation (Note E)	3,130

Total adjustment to additional paid-in capital	$(178,516)

H.	The pro forma adjustments recorded to accumulated deficit as noted above, include (in thousands):

Amount
Elimination of historical Silverback accumulated deficit (Note F)	248,136
Severance costs of Silverback employees (Note C)	(7,266)
Recognition of accelerated stock compensation (Note E)	(3,130)

Total adjustment to accumulated deficit	$237,740

I.

The pro forma combined basic and diluted earnings per share have been adjusted to reflect the pro forma net income for the year ended December 31, 2021 and the nine months ended September 30, 2022. In addition, the number of shares used in calculating the pro forma combined basic and diluted net loss per share has been adjusted to reflect the total number of shares of common stock of the combined company for the respective periods. For the year ended December 31, 2021 and the nine months ended September 30, 2022, the pro forma weighted average shares outstanding has been calculated as follows:

	September 30, 2022	December 31, 2021
ARS Pharma weighted-average shares of common stock outstanding	25,872,337	24,428,673
Impact of ARS Pharma Preferred Stock assuming conversion as of January 1, 2021	22,399,435	22,399,435

Total	48,271,772	46,828,108
Application of exchange ratio to historical ARS Pharma weighted-average shares outstanding	1.1819	1.1819
Adjusted ARS Pharma weighted-average shares outstanding	57,052,407	55,346,141
Historical Silverback shares of common stock outstanding	36,058,338	36,058,338

Total pro forma weighted average shares outstanding	93,110,745	91,404,479